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                                                            EXHIBIT 99.1


January 21, 2000

For Immediate Release

NEXTEL ANNOUNCES $1.0 BILLION CONVERTIBLE DEBT OFFERING

RESTON, Va., - January 21, 2000 - Nextel Communications, Inc., (NASDAQ: NXTL), announced today that it has entered into an agreement providing for the issuance of $1.0 billion of its 5 1/4% Convertible Senior Notes due January 15, 2010 in a private placement. The Company has also granted the underwriters a right to purchase up to $200 million of additional Convertible Notes. The Convertible Notes are convertible at the option of the holders, prior to redemption or maturity, into the Company's common stock at a conversion price of $148.80 per share (subject to adjustment upon the occurrence of certain events).

Nextel intends to use the net proceeds it expects to receive to fund strategic investments, capital expenditures, working capital needs and for other general corporate purposes.

The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Nextel Communications, based in Reston, Virginia, is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network across the United States. Nextel and Nextel Partners, Inc., currently serve 92 of the top 100 U.S. markets. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China.

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